Exhibit 99.1

Contact:	Matt Clawson (Investors), or Len Hall (Media) Allen & Caron Inc (949) 474-4300 matt@allencaron.com len@allencaron.com	Roderick de Greef EVP & Chief Financial Officer Cardiac Science, Inc. (949) 797-3800 rdegreef@cardiacscience.com

CARDIAC SCIENCE ANNOUNCES PRELIMINARY 2005 FIRST QUARTER RESULTS
Final Results Pending Completion of Goodwill Impairment Analysis

IRVINE, CA (April 27, 2005) . . . .Cardiac Science, Inc. (Nasdaq: DFIB), a leading manufacturer of life-saving automatic public-access defibrillators (AEDs) and provider of comprehensive AED/CPR training services, today announced its results for the three months ended March 31, 2005. Revenue from the sale of AEDs and related services for the 2005 first quarter totaled $14.6 million, a 6 percent increase over the $13.8 million in the same period last year. This increase was a result of higher levels of international AED revenue, partially offset by lower sales to distributors in the U.S. Total revenue for the first quarter was $15.0 million compared to $15.6 million in the prior year. Revenue for the first quarter of last year included $1.4 million in sales of CPR Prompt and patient monitoring product lines, which were divested and discontinued in the second half of 2004

The gross profit margin for the 2005 first quarter was 58.3 percent which was consistent with the prior year period and up sequentially from the 54.5 percent in the fourth quarter of 2004. The increase was primarily a result of changes in product mix reflecting lower sales of OEM products.

Operating expenses for the three months ended March 31, 2005 were $12.0 million, compared to $12.3 million in the same quarter in 2004, representing a decrease of $377,000 or 3 percent. Included in operating expenses for the 2005 first quarter was approximately $630,000 in expenses related to the pending merger with Quinton Cardiology Systems, as well as approximately $887,000 in legal expenses, primarily attributable to patent litigation against Phillips. Excluding merger related costs during the 2005 period and legal expenses for both periods, operating expenses for the quarter decreased $1.3 million or 11 percent from the same period last year, primarily as a result of a series of expense reductions implemented throughout 2004.

Under generally accepted accounting principles, the Company is required to test goodwill for impairment on an annual basis, or whenever events or circumstances indicate that there may be an impairment. Based on the recent decline in the Company’s stock price relative to its book value per share, it has prepared a goodwill impairment analysis, which is currently being reviewed by its independent registered public accounting firm, PricewaterhouseCoopers LLP. The Company believes that PricewaterhouseCoopers LLP will complete its review in advance of the May 10, 2005 Form 10-Q filing deadline. A goodwill impairment charge is non-cash, and is presented as a separate line item in the statement of operations before income/(loss) from operations.

Excluding the impact of any potential goodwill impairment charge, the operating loss for the first quarter ended March 31, 2005 was $3.2 million, which was consistent with the operating loss for the same period in 2004. Excluding the impact of any potential goodwill impairment charge, the net loss for

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the 2005 first quarter was $6.6 million, or $0.08 loss per share, including a previously disclosed $1.4 million charge for cash and stock issued as consideration for delays in filing a contractually required registration statement. The net loss for the first quarter of 2004 was $4.8 million, or $0.06 loss per share.

The March 31, 2005 balance sheet showed cash and cash equivalents of $9.6 million.

Cardiac Science Chairman and CEO Raymond W. Cohen said, “During the quarter we were encouraged that our gross profit margin exceeded 58 percent which was the high end of our guidance range. The first quarter is traditionally a slower quarter in terms of revenue growth for Cardiac Science while potential buyers in the U.S. markets, particularly those in the corporate workplace segment, organize their budgets and spending priorities for the year. Accordingly, given our weighting of sales in the U.S. workplace segment, we expect overall AED sales and programs to grow at a faster rate for the balance of 2005.”

Cohen added, “We continue to feel pressure from our larger competitors who point to our size and financial position as a reason not to do business with Cardiac Science. We believe that the pending merger with Quinton helps address this competitive issue.”

With respect to sales in Japan, Cohen stated, “After very strong sales growth in 2004, we are now awaiting news from Nihon Kohden Corp, our Japanese OEM partner, regarding the pending approval by the Japanese Ministry of Health (“MOH”) for our biphasic version AED. As demand for AEDs in Japan has grown, so has the desire to purchase a biphasic version AED. Our submission has been pending for some time and we are hopeful that this regulatory clearance can be received by the end of the second quarter and therefore shipments of our Nihon Kohden-branded biphasic version AED can begin.”

With respect to the new traditional in-hospital external defibrillator which has been under development for sale by GE Healthcare, Cohen commented, “In the quarter, we filed a 510(k) submission with the Food and Drug Administration, which is currently pending. We anticipate that the GE product will be released at the end of June.”

Financial Outlook

Excluding the impact of, or costs associated with, the pending merger with Quinton Cardiology Systems, and the impact of any potential goodwill impairment charge, the Company is maintaining its previously provided guidance for the full year of 2005, adjusted to reflect the postponement of mandatory expensing of stock options.

The Company anticipates its core AED product line will grow between 15 percent and 22 percent over the 2004 level of $56.7 million and as a result, expects total revenue for 2005 to range from $75 million to $80 million. Revenue from AED products and the AED/CPR training business is expected to account for approximately 95 percent of total sales.

The Company estimates that its gross profit margin will range between 55 percent and 58 percent of revenue, with quarterly variability driven by sales mix, manufacturing volumes and market conditions which could affect average selling prices.

The Company expects its operating expenses to range between $45 million and $48 million, with additional variability possible as a result of higher than expected legal fees associated with the Phillips litigation.

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The Company anticipates that its operating results will range from an operating profit of $1.4 million to an operating loss of $6.7 million and its net loss to range from $7.6 million to $15.7 million, or $0.09 loss to $0.18 loss per share.

It should be noted that this guidance assumes receipt of Japanese MOH approval of the biphasic AED in the second quarter of 2005, as well as receipt of regulatory clearances for the GE defibrillator in the second quarter of 2005. Should these approvals be delayed or not materialize, the company’s expected revenue range could be reduced by $5 million to $10 million for 2005, which in turn would materially impact the balance of the company’s results from operations.

Conference Call Information

Management will host a conference call regarding its preliminary results for the first quarter ended March 31, 2005 which will be broadcast live on the Internet at 12:00 noon EDT today. Management encourages shareholders and other interested parties to listen to the live webcast by going to the Company's website at www.cardiacscience.com. Web participants should go to the company's website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive of the call will be available immediately following the conference call.

About Cardiac Science

Cardiac Science develops, manufactures and markets a complete line of Powerheart® brand, automatic public access defibrillators (AEDs), and offers comprehensive AED/CPR training and AED program management services that facilitate successful deployments. The company makes the Powerheart® CRM®, the only FDA-cleared therapeutic bedside patient monitor that instantly and automatically treats hospitalized cardiac patients who suffer life-threatening heart rhythms. Cardiac Science also manufactures its AED products on a private label basis for other leading medical companies such as Nihon Kohden (Japan), Quinton Cardiology Systems and GE Healthcare. For more information please visit www.cardiacscience.com or call
(949) 797-3800.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time Cardiac Science, or its representatives, have made or may make forward-looking statements orally or in writing. The words “estimate,” “potential,” “intended,” “expect,” “anticipate,” “believe,” and other similar expressions or words are intended to identify forward looking statements. . Cardiac Science has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Cardiac Science believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Such forward-looking statements include, but are not limited to any potential goodwill impairment charge, to the achievement of future revenue growth and other expected financial results. Cardiac Science cautions that these statements are subject to substantial risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements and should not be relied upon by investors when making an investment decision. . Such risks and uncertainties include, but are not limited to, in no particular order: slower than anticipated growth of the worldwide AED market, failure to successfully compete against new or existing competitors, erosion in the price of Cardiac Science’s AED products, pending entry into hospital marketplace, uncertain customer decision processes and long sales cycles, and supply shortages. Information on these and other factors is detailed in Cardiac Science’s Form 10-K for the year ended December 31, 2004, subsequent quarterly filings, and other documents filed by Cardiac Science with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. Cardiac Science does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

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